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                                                                       EXHIBIT 5

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]



                                  June 18, 1997


Board of Directors
Snyder Communications, Inc.
Two Democracy Centre
6903 Rockledge Drive
Bethesda, MD  20817

                 Re:  Snyder Communications, Inc.
                      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Snyder Communications, Inc., a Delaware corporation (the "Company") in connection with the preparation of and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the common stock, par value $0.001 per share, of the Company (the "Common Stock") to be issued pursuant to the Agreement and Plan of Merger, dated March 18, 1997 (the "Merger Agreement"), by and among the Company, Snyder Z Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition"), and American List Corporation, a Delaware corporation ("American List"), whereby Acquisition will be merged with and into American List.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Merger Agreement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
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Snyder Communications, Inc.
June 18, 1997
Page 2

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Merger Agreement have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law or the Company's Certificate of Incorporation.

         The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Proxy Statement/Prospectus which is a part of said Registration Statement. Except as noted in this paragraph, this opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited, or otherwise referred to without our prior written consent.

                                        Very truly yours,


                                        /s/ Weil, Gotshal & Manges LLP